Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:	Hayden IR
Simulations Plus Investor Relations	Mr. Brian Siegel
Ms. Renee Bouche	346-396-8696
661-723-7723	brian@haydenir.com
renee.bouche@simulations-plus.com

For Immediate Release:

October 25, 2021

Simulations Plus Reports Fourth Quarter and Full Year Fiscal 2021 Results

Fiscal 2021 revenue increased 12% year-over-year to $46.5 million

Software revenue increased 28% year-over-year to $27.7 million

Fiscal 2022 financial outlook for total revenue of $51 million to $53 million, reflecting 10% to 15% year-over-year growth

LANCASTER, CA, October 25, 2021 – Simulations Plus, Inc. (Nasdaq: SLP), a leading provider of modeling and simulation solutions for the pharmaceutical and biotechnology industries, today reported financial results for its fourth quarter and full year 2021 fiscal year, ended August 31, 2021.

“We finished the year in a better position than we anticipated following our third quarter earnings report driven by both strong GastroPlus® sales and continued momentum in ADMET Predictor® sales following the introduction of new product functionality,” said Shawn O’Connor, chief executive officer. “We also benefitted from our consulting services business returning to more normalized operations with an increasing backlog and improved pipeline of new opportunities, furthering our belief that the events of the third quarter were a short-term occurrence, and the business remains fundamentally healthy.”

Fourth Quarter Financial Highlights (compared with the corresponding period last fiscal year):

•	Total revenue increased 3% to $9.8 million
•	Software revenue increased 14% to $5.4 million, representing 55% of total revenue
•	Services revenue declined 7% to $4.4 million, representing 45% of total revenue
•	Gross profit increased 3% to $7.1 million
•	Gross margin was unchanged at 72%
•	Net income was $0.3 million compared to $2.2 million for the period last fiscal year
•	Diluted earnings per share was $0.01 compared to $0.11 for the period last fiscal year

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Full Year Financial Highlights (compared with the corresponding period last fiscal year):

•	Total revenue increased 12% to $46.5 million
•	Software revenue increased 28% to $27.7 million, representing 60% of total revenue
•	Services revenue declined 6% to $18.8 million, representing 40% of total revenue
•	Gross profit increased 16% to $35.9 million
•	Gross margin increased from 74% to 77%
•	Net income was $9.8 million compared to $9.3 million for the period last fiscal year
•	Diluted earnings per share was $0.47 compared to $0.50 for the period last fiscal year

Fiscal 2022 Financial Outlook

The Company expects full year fiscal 2022 total revenue to be in the range of $51 million to $53 million, representing 10% to 15% year-over-year growth.

Software revenue is expected to be in the range of 55% to 60% of total revenue and services revenue is expected to be in the range of 40% to 45% of total revenue. Services revenue is expected to recover sequentially throughout fiscal 2022 and any acquisitions would be incremental to the revenue growth target above.

Mr. O’Connor concluded, “We believe our proven business model and increasing software revenue mix will enable us to grow our bottom line faster than our top line, while generating strong cash flows to further strengthen our balance sheet. Our already strong balance sheet reduces the need to secure additional capital as we’re evaluating strategic acquisition opportunities that we believe can further position us for success and support our revenue CAGR target above 20% as we’ve achieved since our Cognigen acquisition in fiscal 2015.”

Quarterly Dividend Declared

On October 13, 2021, the Company’s Board of Directors declared a cash dividend of $0.06 per share of the Company’s common stock, payable on November 1, 2021, to shareholders of record as of October 25, 2021. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

Investor Conference Call

The Company will host a conference call on October 25, 2021, at 5 p.m. Eastern Time. All interested parties are invited to join the call by registering here or by calling 1-201-389-0879. Please join five to 10 minutes before the scheduled start time. The call will be simulcast live on the Internet, and the webcast will be available on the Investors page of the Simulations Plus website under Conference Calls & Presentations. A replay of the webcast will be available on the website approximately one hour following the call.

About Simulations Plus, Inc.

Serving clients worldwide for 25 years, Simulations Plus, Inc. is a leading provider of modeling and simulation software and consulting services supporting drug discovery, development research, and regulatory submissions. We offer solutions which bridge machine learning, physiologically based pharmacokinetics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. Our technology is licensed and applied by major pharmaceutical, biotechnology, chemical, consumer goods companies, and regulatory agencies worldwide. For more information, visit our website at www.simulations-plus.com. Follow us on Twitter | Read our Environmental, Social, and Governance (ESG) Report.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

--Tables follow--

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SIMULATIONS PLUS, INC.

CONSOLIDATED BALANCE SHEETS

	August 31,
(In thousands, except share and per share amounts)	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$36,984	$49,207
Accounts receivable, net of allowance for doubtful accounts of $78 and $50	9,851	7,422
Revenues in excess of billings	3,150	3,093
Prepaid income taxes	1,012	970
Prepaid expenses and other current assets	1,696	1,596
Short-term investments	86,620	66,804
Total current assets	139,313	129,092
Long-term assets
Capitalized computer software development costs,
net of accumulated amortization of $14,438 and $13,582	7,646	6,087
Property and equipment, net	1,838	438
Operating lease right of use asset	1,276	927
Intellectual property, net of accumulated amortization of $6,516 and $5,087	10,469	11,898
Other intangible assets, net of accumulated amortization of $2,186 and $1,642	6,464	7,008
Goodwill	12,921	12,921
Other assets	51	51
Total assets	$179,978	$168,422

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$387	$351
Accrued payroll and other expenses	5,604	2,251
Contracts payable - current portion	4,550	2,000
Billings in excess of revenues	117	141
Operating lease liability, current portion	382	463
Deferred revenue	534	300
Total current liabilities	11,574	5,506

Long-term liabilities
Deferred income taxes, net	1,726	2,354
Operating lease liability	896	463
Contracts payable - net of current portion	–	4,064
Total liabilities	14,196	12,387

Commitments and contingencies	–	–

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value and additional paid-in capital — 50,000,000 shares
authorized, 20,141,521 and 19,923,277 shares issued and outstanding	133,418	128,541
Retained earnings	32,407	27,436
Accumulated other comprehensive income (loss)	(43)	58
Total shareholders' equity	165,782	156,035
Total liabilities and shareholders' equity	$179,978	$168,422

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SIMULATIONS PLUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three months ended August 31,		Years ended August 31,
(in thousands, except per common share amounts)	2021	2020	2021	2020
	(Unaudited)	(Unaudited)
Revenues	$9,841	$9,540	$46,466	$41,589
Cost of revenues	2,785	$2,675	10,600	10,649
Gross profit	7,056	$6,865	35,866	30,940
Operating expenses
Research and development	1,277	948	4,047	2,975
Selling, general and administrative	5,606	3,713	20,566	16,360
Total operating expenses	6,883	4,661	24,613	19,335

Income from operations	173	2,204	11,253	11,605

Other income (expense)
Interest income	46	2	201	30
Interest expense	–	–	(22)	–
Change in value of contingent consideration	(122)	(122)	(486)	(203)
Gain (loss) on currency exchange	78	(46)	139	(45)
Total other income (expense), net	2	(166)	(168)	(218)

Income before income taxes	175	2,038	11,085	11,387
Provision for income taxes	130	150	(1,303)	(2,055)
Net Income	$305	$2,188	$9,782	$9,332

Earnings per share
Basic	$0.02	$0.12	$0.49	$0.52
Diluted	$0.01	$0.11	$0.47	$0.50

Weighted-average common shares outstanding
Basic	20,137	18,289	20,045	17,819
Diluted	20,753	19,152	20,743	18,538

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(137)	28	(101)	58
Comprehensive income	$168	$2,216	$9,681	$9,390

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